Exhibit 99.1

MercadoLibre Inc. Announces New Dividend Policy to Maximize Future Growth Opportunities

BUENOS AIRES, Argentina, March 17, 2017 (GLOBE NEWSWIRE) -- MercadoLibre Inc. (the “Company”, or “we”) today announced that its Board of Directors approved on March 2, 2017 a change to its dividend policy for, providing for a fixed quarterly dividend payment in 2017 of $0.15 per share ($0.60 per share annually), subject to declaration by the Board. The Company believes a fixed dividend policy will allow it to return value to investors by allocating additional capital to key initiatives intended to generate important incremental scale efficiencies for the long-term in businesses driving current growth, including logistics, Fintech and retail.

The Company is increasingly confident in its financial and capital allocation strategies, including the long-term return potential of its investments, and its key performance indicators continue to show positive results. We believe these business lines present significant market opportunities that are highly synergistic with the rest of the Company’s services.

The new dividend policy will take effect following the payment of the $0.15 per share dividend declared by the Board of Directors of the Company payable on April 17, 2017 to shareholders of record as of the close of business on March 31, 2017. The first quarterly payment is expected to be paid on July 17, 2017 to shareholders of record as of the close of business on June 30, 2017.

About MercadoLibre

Founded in 1999, MercadoLibre, Inc. is Latin America's leading e-commerce technology company. Through its primary platforms, MercadoLibre.com and MercadoPago.com, it provides solutions to individuals and companies buying, selling, advertising, and paying for goods and services online.

MercadoLibre.com serves millions of users and creates a market for a wide variety of goods and services in an easy, safe and efficient way. The site is among the top 50 in the world in terms of page views and is the leading retail platform in unique visitors in the major countries in which it operates according to metrics provided by comScore Networks.  The Company has been listed on NASDAQ (Nasdaq:MELI) since its initial public offering in 2007.

For more information about the Company visit: http://investor.mercadolibre.com

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Forward-Looking Statements

Certain statements in this news release are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on currently available information and our current assumptions, expectations and projections about future events. While we believe that our assumptions, expectations and projections are reasonable in view of the currently available information, you are cautioned not to place undue reliance on our forward-looking statements. The words “anticipate,” “believe,” “expect,” “intend,” “plan,” “estimate,” “target,” “project,” “should,” “may,” “could,” “will” and similar words and expressions are intended to identify forward-looking statements. Forward-looking statements speak only as of the date they are made, and we do not undertake to update these forward-looking statements except as may be required by law. You are advised, however, to review any further disclosures we make on related subjects in our periodic filings with the SEC.

CONTACT:
MercadoLibre, Inc.
Investor Relations
investor@mercadolibre.com
http://investor.mercadolibre.com